Exhibit 99.1

STRATA Skin Sciences Reports Third Quarter 2023 Revenue

Company to Host Conference Call and Webcast Today, November 14, 2023, at 4:30 PM ET

HORSHAM, Pa., November 14, 2023 (GLOBE NEWSWIRE) -- STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 and Recent Business Highlights:

●	Total Revenues were $8.9 million compared to $9.4 million for the third quarter of 2022, a total decrease of 6.0%.
●	Non-GAAP EBITDA improved to $1.0 million compared to $0.6 million for the third quarter of 2022.
●	Dr. Dolev Rafaeli, named new Vice-Chairman, President and CEO, effective October 31, 2023.

“I am pleased to have rejoined the STRATA Skin Sciences team,” commented Dr. Dolev Rafaeli, Vice-Chairman, and Chief Executive Officer.  “As a significant and long-standing shareholder, I am committed to ensuring that we maximize the inherent growth potential in the business by re-establishing our previous successful initiatives focused on driving utilization and average revenue per device in our domestic recurring partnership model. As we move forward, we will seek to drive value with our clinical partners and solidify our continued leadership in the market.”

Third Quarter Financial Results

Revenues for the third quarter of 2023 were $8.9 million, compared to revenues of $9.4 million for the third quarter of 2022.

Global recurring revenues for the third quarter of 2023 were $5.3 million, compared to global recurring revenues of $5.8 million for the third quarter of 2022. Equipment revenues were $3.6 million for the third quarter of 2023, as compared to $3.6 million for the third quarter of 2022, staying flat.

Gross profit for the third quarter of 2023 was $5.0 million, or 56% of revenues, compared to $5.8 million, or 62% of revenues, for the third quarter of 2022. The decrease in gross profit percentage was primarily the result of higher depreciation due to more XTRAC lasers and new TheraClear devices placed into service, higher material costs, and a change in product mix with lower dermatology recurring revenue procedures during the three months ended September 30, 2023.

Selling and marketing costs for the third quarter of 2023 were $3.0 million, as compared to $3.8 million for the third quarter of 2022. The lower selling and marketing costs can be attributed to a reduction in advertising costs. General and administrative costs for the third quarter of 2023 were $2.3 million, as compared to $2.6 million for the third quarter of 2022. The reduction in general and administrative costs are primarily attributed to the decrease in employee-related expenses, such as salaries and stock-based compensation expense, and lower computer-related costs.

Other expense for the third quarter of 2023 was $0.4 million, compared to $0.2 million for the third quarter of 2022. The increase in other expenses for the third quarter was primarily attributed to the result of a higher interest rate on the variable rate Senior Term Facility entered into in September 2021.

Net loss for the third quarter of 2023 was $1.1 million, or a loss of $0.03 per basic and diluted common share, as compared to the net loss for the third quarter of 2022 of $1.0 million, or a net loss of $0.03 per basic and diluted common share.

For the period ending September 30, 2023, the company had a cash and cash equivalents balance of $8.5 million, compared to the balance on December 31, 2022, of $6.8 million.  This increase was primarily attributed to additional proceeds received upon the refinancing of the Senior Term Facility on June 30, 2023, offset by an increase in inventories, and a decrease in accrued expenses and other current liabilities.

Suspension of Guidance

As a result of the recent management change, the company has suspended guidance for the fiscal year ending December 31, 2023, and until further notice.

“We look forward to Dr. Dolev Rafaeli’s execution on steering the business back towards strong revenue growth and profitability,” stated Dr. Uri Geiger, Chairman of the Board. “Given his successful track record, the Board is enthusiastic about the opportunities ahead.”

Webcast and Conference Call Information

STRATA management will host a conference call today, beginning at 4:30 PM ET. The conference call will be concurrently webcast.

The link to the webcast is available here: STRATA Skin Sciences Earnings Webcast

To listen to the conference call, please dial 877-269-7756 (US/Canada), 1-201-689-7817 (International), and use the conference ID number 13741439.

Reconciliation of Non-GAAP Measures

To supplement the Company’s consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company provides certain non-GAAP measures of financial performance, including non-GAAP adjusted EBITDA and Gross Domestic Recurring Billings.

The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards but is not a substitute for, nor superior to, GAAP results. These non-GAAP measures are provided to enhance investors' overall understanding of our current financial performance and to provide further information for comparative purposes.

Specifically, the Company believes the non-GAAP measures provide useful information to management and investors by isolating certain expenses, gains, and losses that may not be indicative of the Company’s core operating results and business outlook. In addition, the Company believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation of the GAAP measures of net loss to non-GAAP measures included in this press release is as follows (in thousands) (unaudited):

	For the Three Months Ended September 30,
	2023	2022
Net loss	$(1,053)	$(995)

Adjustments:
Depreciation and amortization	1,449	1,311
Amortization of operating lease right-of-use assets	89	67
Loss on disposal of property and equipment	31	17
Interest expense, net	438	209
Non-GAAP EBITDA	954	609
Stock-based compensation expense	337	455
Non-GAAP adjusted EBITDA	$1,291	$1,064

XTRAC Gross Domestic Recurring Billings

XTRAC gross domestic recurring billings represent the amount invoiced to partner clinics when treatment codes are sold to the physician. It does not include normal GAAP adjustments, which are deferred revenue from prior quarters recorded as revenue in the current quarter, the deferral of revenue from the current quarter recorded as revenue in future quarters, adjustments for co-pay and other discounts. This excludes international recurring revenues.

The following is a reconciliation of non-GAAP XTRAC gross domestic billings to domestic recorded revenue for the third quarter of 2023 and 2022 (in thousands):

	For the Three Months Ended September 30,
	2023	2022
Gross domestic recurring billings	$4,883	$5,548

Adjustments:
Co-Pay adjustments	(85)	(188)
Other discounts	(29)	(40)
Deferred revenue from prior quarters	2,005	2,499
Deferral of revenue to future quarters	(1,913)	(2,309)
GAAP Recorded domestic revenue	$4,861	$5,510

About STRATA Skin Sciences, Inc.

STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing and marketing innovative products for the in-office treatment of various dermatologic conditions such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell an acne treatment device and to integrate that device into its product offerings, the Company’s ability to develop, launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to dermatologist marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from the coronavirus, fiscal, and political factors, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
sskn@cg.capital

STRATA Skin Sciences, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,131	$5,434
Restricted cash	1,334	1,361
Accounts receivable, net of allowance for credit losses of $128 and $382 at September 30, 2023 and December 31, 2022, respectively	4,802	4,471
Inventories	6,125	5,547
Prepaid expenses and other current assets	330	691
Total current assets	19,722	17,504
Property and equipment, net	8,256	7,498
Operating lease right-of-use assets	718	975
Intangible assets, net	9,623	17,394
Goodwill	8,803	8,803
Other assets	71	98
Total assets	$47,193	$52,272

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,157	$3,425
Accrued expenses and other current liabilities	5,901	6,555
Deferred revenues	2,385	2,778
Current portion of operating lease liabilities	404	355
Current portion of contingent consideration	178	313
Total current liabilities	12,025	13,426
Long-term debt, net	15,016	7,476
Deferred revenues and other liabilities	585	314
Deferred tax liability	306	306
Operating lease liabilities, net of current portion	282	610
Contingent consideration, net of current portion	2,786	8,309
Total liabilities	31,000	30,441

Stockholders’ equity:
Series C convertible preferred stock, $0.10 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 150,000,000 shares authorized; 34,913,886 and 34,723,046 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	35	35
Additional paid-in capital	250,422	249,024
Accumulated deficit	(234,264)	(227,228)
Total stockholders’ equity	16,193	21,831
Total liabilities and stockholders’ equity	$47,193	$52,272

STRATA Skin Sciences, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,
	2023	2022
Revenues, net	$8,852	$9,413
Cost of revenues	3,898	3,614
Gross profit	4,954	5,799

Operating expenses:
Engineering and product development	248	216
Selling and marketing	3,038	3,754
General and administrative	2,283	2,615
	5,569	6,585

Loss from operations	(615)	(786)

Other (expense) income:
Interest expense	(528)	(244)
Interest income	90	35
	(438)	(209)
Net loss	$(1,053)	$(995)
Net loss per share of common stock, basic and diluted	$(0.03)	$(0.03)
Weighted average shares of common stock outstanding, basic and diluted	34,912,104	34,723,046

STRATA Skin Sciences, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(7,036)	$(5,389)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,119	1,816
Amortization of operating lease right-of-use assets	257	248
Amortization of intangible assets	2,155	2,155
Amortization of deferred financing costs and debt discount	112	116
Change in allowance for credit losses	(205)	24
Stock-based compensation expense	1,014	1,275
Loss on disposal of property and equipment	55	52
Loss on debt extinguishment	909	—
Changes in operating assets and liabilities:
Accounts receivable	(126)	(246)
Inventories	(344)	(1,616)
Prepaid expenses and other assets	388	(110)
Accounts payable	(268)	1,547
Accrued expenses and other liabilities	(611)	(267)
Deferred revenues	(165)	(472)
Operating lease liabilities	(279)	(236)
Net cash used in operating activities	(2,025)	(1,103)
Cash flows from investing activities:
Purchase of property and equipment	(3,166)	(2,037)
Cash paid in connection with TheraClear asset acquisition	—	(631)
Net cash used in investing activities	(3,166)	(2,668)
Cash flows from financing activities:
Proceeds from long-term debt	7,000	—
Payment of deferred financing costs	(97)	—
Payment of contingent consideration	(42)	—
Net cash provided by financing activities	6,861	—
Net increase (decrease) in cash, cash equivalents and restricted cash	1,670	(3,771)
Cash, cash equivalents and restricted cash, beginning of period	6,795	12,586
Cash, cash equivalents and restricted cash, end of period	$8,465	$8,815
Cash and cash equivalents	$7,131	$7,454
Restricted cash	1,334	1,361
	$8,465	$8,815
Supplemental disclosure of cash flow information:
Cash paid for interest	$917	$523
Supplemental disclosure of non-cash operating, investing and financing activities:
Inventories acquired in connection with TheraClear asset acquisition	$—	$71
Intangible assets acquired in connection with TheraClear asset acquisition	$—	$10,182
Change in operating lease right-of-use assets and liability due to amended lease	$—	$446
Contingent consideration issued in connection with TheraClear asset acquisition	$—	$9,122
Common stock issued in connection with TheraClear asset acquisition	$—	$500
Modification of common stock warrants	$384	$—
Transfer of property and equipment to inventories	$234	$486
Change in intangible assets and fair value of contingent consideration	$5,616	$—
Accrued exit fee recorded as debt discount	$450	$—